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                                                                    EXHIBIT 99.2

 NEWS BULLETIN                                    RE:   CRDENTIA CORP.
     FROM:                                              14114 DALLAS PARKWAY,
                                                        SUITE 600
   FINANCIAL                                            DALLAS, TX 75254
RELATIONS BOARD                                         OTCBB: CRDE

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For Further Information:
 AT THE COMPANY:                            AT FINANCIAL RELATIONS BOARD:
 James D. Durham      Pamela Atherton       Lasse Glassen
 CEO and Chairman     President             310-854-8313
 972-850-0780         972-850-0780          lglassen@financialrelationsboard.com
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FOR IMMEDIATE RELEASE
NOVEMBER 15, 2004

                     CRDENTIA APPOINTS JAMES J. TERBEEST AS
                             CHIEF FINANCIAL OFFICER

DALLAS - NOVEMBER 15, 2004 - CRDENTIA CORP. (OTCBB: CRDE), a leading U.S. provider of healthcare staffing services, announced today that it has appointed James J. TerBeest, 57, as Chief Financial Officer. Mr. TerBeest takes over the CFO position from Vicki L. Smith, who assumed the role on an interim basis in September 2004. Ms. Smith will return to her duties as vice president, finance with a principal focus on executing Crdentia's merger and acquisition efforts.

"We are delighted to welcome James TerBeest on board as our new CFO," said James
D. Durham, Chairman and CEO of Crdentia. "He brings 34 years of financial and accounting experience, including a distinguished 23-year career at the accounting firm Ernst & Young where he was named Partner, and 11 years as a chief financial officer primarily in the healthcare and home improvement industries. His extensive M&A background and healthcare industry experience coupled with previous public company leadership roles in the traditional accounting, finance and treasury functions make him an ideal fit as we move forward with our growth strategy as a healthcare staffing consolidator."

Most recently, Mr. TerBeest was a partner of Emerging Business Solutions, LLC, a CPA firm that he co-founded in 2000 providing a wide range of accounting and financial management services to companies in need of senior and mid-level professionals. In this capacity, he functioned as a contract CFO for a number of small companies. Before this, Mr. TerBeest was CFO of ThermoView Industries, Inc., a consolidator in the manufacturing and retail segments of the home improvement industry with vinyl windows and doors as its primary products. Under his financial stewardship, ThermoView Industries grew to over $100 million in revenues in one year, due in large part to the successful integration of eleven acquisitions. Prior to ThermoView Industries, Mr. TerBeest was CFO of HomeCare & Hospital Management, Inc., a homecare company with operations in twelve states and annual revenues of over $100 million. Mr. TerBeest began his career as an auditor with the accounting firm Ernst & Young and was Partner for the last nine years of his tenure, supervising the engagements of large national and international clients.


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Financial Relations Board serves as financial relations counsel to this company, is acting on the company's behalf in issuing this bulletin and receiving compensation therefor. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.
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Mr. TerBeest graduated magna cum laude from the University of
Wisconsin-Whitewater with a B.S. degree in accounting. He has been a Certified Public Accountant since 1973 and is a member of the American Institute of Certified Public Accountants along with several state accounting societies.

ABOUT CRDENTIA CORP.

Crdentia Corp. is one of the nation's leading providers of healthcare staffing services. Crdentia seeks to capitalize on an opportunity that currently exists in the healthcare industry by targeting the critical nursing shortage issue. There are many small, private companies that are addressing the rapidly expanding needs of the healthcare industry. Unfortunately, due to their relatively small capitalization, they are unable to maximize their potential, obtain outside capital or expand. By consolidating well-run small private companies into a larger public entity, Crdentia intends to facilitate access to capital, the acquisition of technology, and expanded distribution that, in turn, drive internal growth. For more information, visit www.crdentia.com.

FORWARD LOOKING STATEMENTS

Statements contained in this release that are not historical facts are forward-looking statements that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in "Risk Factors" in the Company's Forms 10-KSB, Forms 10-QSB, and other filings with the Securities and Exchange Commission. Such risk factors include, but are not limited to, a limited operating history with no earnings; reliance on the Company's management team, members of which have other business interests; the ability to successfully implement the Company's business plan; the ability to continue as a going concern; the ability to fund the Company's business and acquisition strategy; the growth of the temporary healthcare professional staffing business; difficulty in managing operations of acquired businesses; uncertainty in government regulation of the healthcare industry; and the limited public market for the Company's common stock. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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